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                     January 18, 2022

       James Chapman
       Chief Financial Officer
       Dominion Energy, Inc.
       120 Tredegar Street
       Richmond, Virginia 23219

                                                        Re: Dominion Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-08489

       Dear Mr. Chapman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation